Exhibit 99.1

Contact:	Thomas J. Sargeant
Chief Financial Officer
AvalonBay Communities, Inc.
703-317-4635

For Immediate Release

AVALONBAY COMMUNITIES, INC. ANNOUNCES
FIRST QUARTER 2004 OPERATING RESULTS

ALEXANDRIA, VA (April 20, 2004) — AvalonBay Communities, Inc. (NYSE/PCX: AVB) reported today its first quarter 2004 operating results. Highlights follow:

Financial Results

Earnings per Share diluted (“EPS”) for the quarter ended March 31, 2004 was $0.32 compared to $0.49 for the comparable period of 2003, a per share decrease of 34.7%. This decrease is primarily attributable to gains on sale of communities of $14,072,000 recognized, in accordance with Generally Accepted Accounting Principles (“GAAP”), during the first quarter of 2003 that were not present in the first quarter of 2004.

Funds from Operations (“FFO”) per share (diluted) for the quarter ended March 31, 2004 was $0.79 compared to $0.83 for the quarter ended March 31, 2003, a per share decrease of 4.8%.

Operating Results

For the Company, including discontinued operations, total revenue as compared to the first quarter of 2003 decreased $760,000 or 0.5%, to $159,464,000 for the quarter ended March 31, 2004.

Established Communities rental revenue decreased 2.2%, operating expenses increased 3.0% and Net Operating Income (“NOI”) decreased 4.4% for the quarter ended March 31, 2004 as compared to the same period of 2003. On a sequential basis, as compared to the fourth quarter of 2003, Established Communities revenue decreased 0.3%, operating expenses increased 2.4% and NOI decreased 1.6%.

Development Activity

During the first quarter 2004, the Company completed two development communities with an aggregate of 515 apartment homes for a Total Capital Cost of $96.0 million. The Company also completed one redevelopment community with 308 apartment homes for a Total Capital Cost of $44.0 million, of which $35.7 million was incurred prior to redevelopment.

During the first quarter 2004, the Company began construction of two communities that, upon completion, are expected to contain an aggregate of 402 apartment homes for a Total Capital Cost of $58,000,000.

2004 Outlook

The Company expects EPS (diluted) within a range of $0.53 to $0.57 for the second quarter of 2004 and $1.67 to $1.85 for the full year 2004. The Company expects Projected FFO per share (diluted) within a range of $0.77 to $0.81 for the second quarter of 2004. The Company provided a full year 2004 range for Projected FFO per share (diluted) of $3.13 to $3.31 in December 2003 and affirms that range as of April 20, 2004.

Earnings Release and Attachments

In addition to this release, the Company also publishes a complete discussion of its first quarter 2004 operating results (“the Full Release”) and Earnings Release Attachments (“the Attachments”) that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. The Full Release also includes (i) information regarding future investor presentations that are accessible via a webcast and/or audio broadcast and (ii) the dates of the Company’s second quarter 2004 earnings release and conference call. The Full Release and the Attachments are considered a part of this release and are available through the Company’s website at http://www.avalonbay.com/earnings and via e-mail distribution. The ability to access the Full Release and the Attachments on the Company’s website requires the Adobe Acrobat 5.0 Reader, which may be downloaded at http://www.adobe.com/products/acrobat/readstep.html.

Conference Call and Webcast

The Company will hold a conference call on April 21, 2004 at 1:00 PM Eastern Time (EDT) to review and answer appropriate questions about these results and projections, the Full Release and Attachments described above, and related matters. The domestic number to call to participate is 1-877-510-2397, and the international number to participate is 1-706-634-5877. The domestic number to hear a replay of this call is 1-800-642-1687, and the international number to hear a replay of this call is 1-706-645-9291 — Access Code: 6102428. A live webcast and an on-line playback of the conference call will also be available on the Company’s website at http://www.avalonbay.com/earnings.

Definitions and Reconciliations

The following Non-GAAP financial measures and other terms, as used within the text of this release, are defined and further explained on Attachment 1, “Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms”:

•	FFO

•	Projected FFO

•	Established Communities

•	Stabilized Operations

•	NOI

•	Total Capital Cost

About AvalonBay Communities, Inc.

As of March 31, 2004 AvalonBay Communities, Inc., headquartered in Alexandria, Virginia, owned or held an ownership interest in 145 apartment communities containing 42,399 apartment homes in ten states and the District of Columbia, of which eleven communities were under construction and one community was under reconstruction. AvalonBay is in the business of developing, redeveloping, acquiring and managing apartment communities in high barrier-to-entry markets of the United States. More information on AvalonBay may be found on AvalonBay’s Web Site at http://www.avalonbay.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by the Company’s use of the words “expects,” “plans,” “estimates,” “projects,” “intends,” “believes” and similar expressions that do not relate to historical matters. Actual results may differ materially from those expressed or implied by the forward-looking statements as a result of risks and uncertainties, including possible changes in demand for apartment homes, the effects of economic conditions (including interest rates), the impact of competition and competitive pricing, delays in completing developments and lease-ups on schedule, changes in construction costs, the results of financing efforts, the timing and closing of planned dispositions under agreement, the effects of the Company’s accounting policies and other matters detailed in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Forward-Looking Statements.”

The Company does not undertake a duty to update forward-looking statements, including its expected operating results for the second quarter or full year 2004. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Copyright © 2004 AvalonBay Communities, Inc. All Rights Reserved

Attachment 1

AvalonBay Communities, Inc.
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms

This release, including its attachments, contains certain non-GAAP financial measures and other terms. The definition and calculation of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. The non-GAAP financial measures referred to below should not be considered an alternative to net income as an indication of our performance. In addition, these non-GAAP financial measures do not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered as an alternative measure of liquidity or as indicative of cash available to fund cash needs.

FFO is determined based on a definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is calculated by the Company as net income or loss computed in accordance with GAAP, adjusted for gains or losses on sales of property, extraordinary gains or losses (as defined by GAAP), cumulative effect of a change in accounting principle and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of property and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. A reconciliation of FFO to net income is as follows (dollars in thousands):

	Q1	Q1
	2004	2003
Net income	$25,277	$37,388
Dividends attributable to preferred stock	(2,175)	(3,688)
Depreciation — real estate assets, including discontinued operations	39,128	37,143
Joint venture adjustments	(631)	403
Minority interest, including discontinued operations	326	383
Cumulative effect of change in accounting principle	(4,547)	—
Gain on sale of communities	—	(14,072)

FFO attributable to common stockholders	$57,378	$57,557

Average shares outstanding — diluted	72,543,982	69,116,783

EPS — diluted	$0.32	$0.49

FFO per common share — diluted	$0.79	$0.83

Projected FFO, as provided within this release in the Company’s outlook, is calculated on a consistent basis as historical FFO, and is therefore considered to be an appropriate supplemental measure to projected net income of projected operating performance. A reconciliation of the range provided for Projected FFO per share (diluted) for the second quarter and full year 2004 to the range provided for projected EPS (diluted) is as follows:

	Low	High
	range	range
Projected EPS (diluted) — Q2 04	$0.53	$0.57
Projected depreciation (real estate related)	0.52	0.57
Projected gain on sale of communities	(0.28)	(0.33)

Projected FFO per share (diluted) — Q2 04	$0.77	$0.81

Projected EPS (diluted) — Full Year 2004	$1.67	$1.85
Projected depreciation (real estate related)	2.14	2.18
Projected gain on sale of communities	(0.68)	(0.72)

Projected FFO per share (diluted) — Full Year 2004	$3.13	$3.31

Established Communities are identified by the Company as communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the prior year. Therefore, for 2004, Established Communities are communities that have Stabilized Operations as of January 1, 2003 and are not conducting or planning to conduct substantial redevelopment activities within the current year. Established Communities do not include communities that are currently held for sale or planned for disposition during the current year.

Stabilized Operations is defined as the earlier of (i) attainment of 95% physical occupancy or (ii) the one-year anniversary of completion of development.

NOI is defined by the Company as total revenue less direct property operating expenses (including property taxes), and excludes corporate-level property management and other indirect operating expenses, interest income and expense, general and administrative expense, joint venture income, minority interest and venture partner interest in profit-sharing, depreciation expense, gain on sale of communities, impairment losses, cumulative effect of change in accounting principle and income from discontinued operations. The Company considers NOI to be an appropriate supplemental measure to net income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of any corporate-level property management overhead or general and administrative costs. This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating performance of single assets or groups of assets. In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

A reconciliation of NOI (from continuing operations) to net income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

	Q1	Q1	Q4
	2004	2003	2003
Net income	$25,277	$37,388	$100,283
Property management and other indirect operating expenses	8,157	7,997	8,536
Interest income	(20)	(902)	(805)
Interest expense	32,286	33,974	32,916
General and administrative expense	3,971	3,631	3,098
Joint venture income, minority interest and venture partner interest in profit-sharing	(7)	70	321
Depreciation expense	39,571	36,669	38,445
Cumulative effect of change in accounting principle	(4,547)	—	—
Gain on sale of communities	—	(14,072)	(78,832)
Income from discontinued operations	(1,184)	(4,991)	(690)

NOI from continuing operations	$103,504	$99,764	$103,272

Established:
Northeast	$23,477	$24,777	$24,125
Mid-Atlantic	11,062	10,836	11,188
Midwest	1,573	1,423	1,467
Pacific NW	4,977	5,042	4,872
No. California	23,380	25,873	24,013
So. California	10,249	10,232	10,287

Total Established	74,718	78,183	75,952

Other Stabilized	18,415	13,499	17,589
Development/Redevelopment	10,197	7,703	9,610
Non-Allocated	174	379	121

NOI from continuing operations	$103,504	$99,764	$103,272

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment Community, or Development Right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, all as determined in accordance with GAAP. With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management.